EXHIBIT 99.1

Investor Relations Contacts:	Public Relations Contact:
Bob O’Malley	Jackie Dansak
President and Chief Executive Officer	Sr. Director, Corporate Communications
InFocus Corporation	InFocus Corporation
(503) 685-8800	(503) 685-8800

Lisa Prentice

Chief Financial Officer

InFocus Corporation

(503) 685-8800

INFOCUS EXPANDS BOARD TO 7 MEMBERS

WITH THE ADDITION OF MAJOR SHAREHOLDER

WILSONVILLE, Ore., February 17, 2009 – InFocus® Corporation (NASDAQ: INFS) today announced Michael Nery, of Nery Capital Partners, LP, was appointed to the Company’s Board of Directors.

Mr. Nery founded Nery Capital Partners, an investment fund based in Asheville, NC, and has acted as its manager since September 1999. In addition, Mr. Nery has served as a director of Tandy Leather Factory, Inc. since December 2003.

“We are pleased to have Mike on the board. As one of our major shareholders and founder of an investment fund, he brings an experience and perspective that will be helpful to us. We look forward to working with Mike as we focus on our strategic and business initiatives,” commented Bob O’Malley, InFocus’ President and Chief Executive Officer.

Nery Capital currently owns approximately 12% of InFocus’ outstanding shares.

About InFocus Corporation

InFocus is the industry pioneer and a global leader in the digital projection market. The company’s digital projectors make bright ideas brilliant everywhere people gather to communicate and be entertained—in meetings, presentations, classrooms and living rooms around the world. Backed by more than 20 years of experience and innovation in digital projection, and over 240 patents, InFocus is dedicated to setting the industry standard for large format visual display. The company is based in Wilsonville, Oregon with operations in North America, Europe and Asia. InFocus is listed on NASDAQ under the symbol INFS. For more information, visit the company’s website at www.infocus.com

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